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                           ASSET PURCHASE AGREEMENT

                                  DEFINITIONS


         This Contract, effective September 17, 1999, is by and between Mirror USA, a California Limited Partnership, hereinafter known as "Seller," and IPAC Manufacturing, Inc., a California Corporation, hereinafter known as " Buyer."

                    ARTICLE 1. PURCHASE AND SALE OF ASSETS

                            ASSETS BEING PURCHASED

SECTION 1.01. Seller shall sell to Buyer and Buyer shall purchase from Seller on the terms specified in this agreement, certain assets, both tangible and intangible, of Seller, herein called "said Assets," including:

A.  All the assets shown on the schedule hereto attached marked Exhibit A;

B. The goodwill, and any and all intangibles of Seller, not expressly excluded in this contract;

C. Those certain agreements, contracts, commitments or obligations as described in the attached "Exhibit B," which Buyer will either assume or renegotiate.

                                PURCHASE PRICE

SECTION 1.02. Buyer shall pay to Seller, as consideration for this purchase, the sums and amounts described, and upon the schedule and terms set forth, in the attached of Exhibit C. Seller shall be responsible for the payment of any and all of its liabilities except as those that are explicitly identified in the attached Exhibit D, and shall be solely and completely responsible for payment of said liabilities. Seller shall indemnify, hold and save the Buyer harmless from any and all claims or lien claims pertaining to unassumed obligations. Pursuant to the terms as described elsewhere in this Agreement, Buyer is granted and retains the right to set off against any amounts due Seller per this Purchase Agreement, the amount of any liabilities of Seller, or entities affiliated with the Seller, that it is required or determines it must pay, beyond those called out in Exhibit "D."

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                           REPRESENTATIONS OF SELLER

                               AUTHORITY TO SELL

SECTION 2.01. Seller warrants and represents it has complied with all the requirements of General Corporation Law of the State of California relative to the sale of assets described in this contract and that the principal terms of the sale as set forth in this contract were duly and legally approved by Seller prior to the execution of this Agreement.

                             FINANCIAL STATEMENTS

SECTION 2.02. Seller represents and warrants that those records pertaining to the purchased assets and contracts, and assumed and unassumed liabilities, have been accurately presented. Seller warrants that, except for the sale described in this contract, it has taken no action to materially change the financial condition of the Seller or the subject assets and liabilities, and has not encumbered the property which is the subject of this agreement.

                            DEFAULTS AND VIOLATIONS

SECTION 2.03. Seller warrants that to the best of its knowledge, and subject to the financial information described in Section 2.03 already provided to the Buyer, it is not in default or material violation of any contracts, agreements, leases, or other instruments or obligations to be sold and transferred to Buyer pursuant to this contract that effect or impede its ability to make and consummate the terms and provisions of this Agreement.

                                  LITIGATION

SECTION 2.04. Seller warrants and represents to the best of its knowledge that there is now no litigation pending against it or any affiliate, of which it or its principals are aware that will or could affect the consummation of the sale described in this contract or transfer of title of any of said assets on good and marketable condition to Buyer.


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                        ARTICLE 3. WARRANTIES OF BUYER

                               DUE ORGANIZATION

SECTION 3.01. Buyer warrants to Seller that it, Buyer, is a corporation duly organized and existing under the laws of the State of California and that it is active and in good standing.

                               AUTHORITY TO BUY

SECTION 3.02. Buyer further warrants to Seller that this contract has been duly approved, that Buyer has full power and authority to both execute and perform this contract, and that the persons executing this Agreement on behalf of Buyer are so authorized to take such actions by Buyer.

                       ARTICLE 4. OPEARATION OF BUSINESS

                          SELLER TO CONTINUE BUSINESS

SECTION 4.01. Seller shall continue to operate its business in the current facility until consummation of the transaction described in this contract consistent with its ongoing operations in normal course. Any and all risk of loss or damages to said assets during such period from any and all causes, except the fault or negligence of Buyer, shall be assumed and borne by Seller.

                 ARTICLE 5. WARRANTIES AND CONDITIONS OF SALE

SECTION 5.01. Buyer and Seller each agree, for the benefit of the other, as to the following:

     A. All warranties and representations of each to the other are true and correct to the best of each party's knowledge; and

     B. Neither party is in violation of any State, Federal, County, City or other governmental law or regulation to the best of its knowledge.

SECTION 5.02. Neither party shall be under any obligation to perform any provision of this contract unless all of the conditions of this contract to be performed with the other party have been fully performed.


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                      ARTICLE 6. MISCELLANEOUS PROVISIONS

                          MUTUAL INDEMNITY AGREEMENT

SECTION 6.01. Except as otherwise expressly provided in this contract or any attachment to this contract, as to products or services manufactured or provided prior to this agreement, the Seller shall indemnify and hold the Buyer harmless from any and all claims, liabilities, losses, damages, or expenses resulting from claims defects injuries or loss associated with such products or services. Buyer shall do the same with regard to the Seller for any products or services manufactured or provided after the effective date of this Agreement. Notwithstanding the above, this mutual indemnification agreement shall expire One Hundred and Twenty (120) days subsequent to the execution of this agreement, except for claims that have been identified within said 120 day period and Taxes in Mexico and Rent in Mexico as they relate only to EspejoMex, a Mexican Corporation.

                               ENTIRE AGREEMENT

SECTION 6.02. This instrument with its attachments constitutes the entire agreement between Buyer and Seller respecting said assets or the sale of said assets to Buyer by Seller, and any agreement or representation respecting said assets or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.

                                    NOTICES

SECTION 6.03. Any and all notices or other communications required or permitted by this contract or by law to be served on or given to either party hereto, Buyer or Seller, shall be, unless otherwise required by law, in writing and deemed duly served and give when personally delivered to the party to whom directed or any of its officers, or in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to Buyer at 1958 Kellogg Avenue, Carlsbad, California 92008,or Seller at 3511 Geranium Avenue Corona, Del Mar 92625.

                                ATTORNEY'S FEES

SECTION 6.04. Should any litigation be commenced between the parties hereto, Buyer and Seller, concerning this contract, the sale and purchase described in this contract, or the rights and duties of either in relation to this contract, the Party (Buyer or Seller), prevailing in that litigation shall be entitled, in addition to any other relief that may be


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granted, to a reasonable sum as and for its attorney's fees in that litigation which shall be determined by the court in that litigation or in a separate action brought for that purpose.

                                  ASSIGNMENT

SECTION 6.05. Neither this contract nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this contract, except that Buyer may assign its rights, interests and obligations to a subsidiary or affiliate of Buyer upon notice to Seller.

                                 GOVERNING LAW

SECTION 6.06. This contract shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of California in effect on this date.

                         MUTUALLY CONTINGENT AGREEMENT

SECTION 6.07. This agreement is executed contemporaneously with, and is conditioned upon the execution of that certain agreement dated between IPAC Manufacturing, Inc. and RPM Micro.

Effective September 15, 1999, at Carlsbad, San Diego County, California.


BUYER:                                            SELLER:

IPAC MANUFACTURING, INC.                          MIRROR USA


By:___________________________                    By: __________________________
   PATRICK W. MOORE, CEO                              TERRY GEFFENEY-MANAGING
                                                                     PARTNER


Exhibit A - Purchased Assets
Exhibit B - Agreement, Contracts, Customers
Exhibit C - Purchase Price
Exhibit D - Liabilities


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

EXHIBIT A - PURCHASED ASSETS

MIRROR USA EQUIPMENT INVENTORY

DESCRIPTION

1 TRUCK, FLATBED FORD 1976
1 SINK, CONCRETE OUTSIDE
1 TRANSFORMER
1 TELEPHONE SYSTEM, MERLIN
1 BATTERY CHARGER
1 BOILER (MCKENNA)
1 LAMINATING PRESS (PHI)
1 PROPANE TANK (TATSA)
1 WAVE SOLDER MACHINE (ELECTROVERT)
1 BATTERY CHARGER - 40 AMP (DAYTON)
1 PHOTOCOPIER (KONICA)
1 1986 PANEL TRUCK (DODGE)


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

EXHIBIT B - AGREEMENTS/CONTRACTS

Customers being transferred:

RPM Micro - Shelter Agreement Attached
Brett Aqualine - Shelter Agreement Attached
Admaster - No written Agreement Exists


AGREEMENT

This agreement is between IPAC Manufacturing, Inc. USA with offices at 1958 Kellogg Ave, Tecnologias Nacionales Manufactureras de Mexico S de RL de CV located at 4402 A Blvd. Insurgentes, Tijuana, Baja California, Mexico, (hereafter NMT de Mexico) And RPM Micro a California Corporation with offices at 16728 West Bernardo Dr., San Diego, CA 92127, (hereafter called principal).

The principal and NMT de Mexico desire to create a contract relationship providing manufacturing labor services based on hourly rates which may be utilized by the principal.

Now, therefore, in consideration of the foregoing, and the following covenants and promises, and for good and valuable consideration the principal and NMT de Mexico agree to the following:

A relationship between the principal and NMT de Mexico will be established creating an exclusive work force dedicated to the principal. This work force will be managed, directed and scheduled by the principal. Certain services and facilities will be provided by NMT de Mexico as specified in this agreement. The term of this agreement will be 6 months from the date production begins. Production is estimated to begin August 1, 1999. This will allow time for constructing leasehold, improvements and for obtaining permits. The principal agrees to provide any equipment, supplies and descriptions of the process necessary for obtaining permits, funds for agreed upon leasehold improvements and the principal will advance special machinery installations as required by the principal.

This relationship may continue on a month to month basis after the six-month period, on the agreed on rates and conditions as long as the Principal is manufacturing any of its product line in Mexico and the quality of product and service is acceptable to principal.

The principal may appoint, in writing, an individual to administrate this agreement and act as the principal's representative during the time of this agreement.

NMT de Mexico agrees to invoice the principal for their labor force weekly. The invoices will be based on the total number of hours worked at the hourly rate shown below. Hourly labor rates are based on the total number of people employed on the principal's work force for a 48 hour work week or any portion thereof. NMT de Mexico will provide facilities including janitorial, utilities, licenses, insurance, and Electronic/electro-mechanical workers at the following rates:


Number of Workers   Regular      Overtime         Overtime
                     rate      0ver 9 hours     Under 9 hours
-----------------   ---------  ------------     -------------
    10-11           $7.00 US     $8.33            $9.66 US
    12-14           $6.50        $7.83            $9.16 US
    15-20           $6.50 US     $7.83 US         $9.16 US
    21-50           $6.35        $7.68            $9.01 US


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

Labor rates for workers requiring specific technical skills may be provided and invoiced as needed. All above labor rates will be adjusted annually to reflect worker income adjustments required by the Mexican Government.

THIS RATE PRODUCTION LINE SUPERVISION AND ENGINEERING SUPPORT FOR PRINCIPAL'S HIGH VOLTAGE AND REGULAR LINES ALONG WITH MACHINING SUPPORT UP TO 24 HOURS PER WEEK. ADDITIONAL PRODUCTION LINE SUPERVISORS MAY BE APPOINTED BY THE PRINCIPAL AT ITS DISCRETION TO OPERATE THEIR LINE AT PRINCIPAL'S COST. Supervisor will provide scheduling, quality control, worker training and report directly to the principal. NMT de Mexico will invoice the wages and taxes as agreed by the supervisor and the client plus 10% for administration. NMT de Mexico agrees to provide management support and assistance for the supervisor as needed for supervisory training and a good working environment. Job descriptions, technical and quality control training, production goals and quantities will be the responsibility of the principal.

Employees are eligible for six-(6) days vacation (48 hours) after the first year of employment and eight (8) days vacation (64 hours) after the second year. The principal will pay employee vacation time and Mexican legal holidays. Eight legal holidays are observed on the following dates:

          New Year's Day           January 1
          Constitution Day         February 5
          Benito Juarez Birthday   March 21
          Good Friday              Varies
          Labor Day                May 1
          Independence Day         September 16
          Revolution Day           November 20
          Christmas Day            December 25

At principal's option an employee performance bonus plan may be implemented in an effort to reduce worker turnover. The principal will be responsible for designing the plan and establish suitable standards for their product. Any bonus authorized by the principal will be invoiced weekly. NMT de Mexico reserves the right to approve Principal's bonus plan to insure it does not conflict with the current NMT de Mexico plan or Mexican laws. This approval will not be unreasonably withheld.

Payment terms on all invoices will be net 5 days. A late charge of 1% will be assessed on all open balances exceeding 15 days from the date of invoice. NMT de Mexico will provide utilities, security, maintenance and personal services facilities, under the following guidelines:

Facilities will be defined as 40 square feet per worker to include warehousing, aisles, and workstations. If additional space is required, it will be invoiced at up to $1.00 US per square foot per month unless otherwise agreed which will include fair usage of equipment consigned to the shelter facility by RPM for use by Photomatrix for its customers.

Electrical services will be provided for workstations using normal hand tools and small machines. Large power consuming equipment will be billed at a rate of $0.18 US per 20


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

Kilowatt-hour. NMT de Mexico will provide fax/telephone service up to $35 US per month. Additional usage will be invoiced on an as used basis. Raw materials direct supplies, tools, equipment, training and special leasehold improvement will be provided by the principal. Emergency supplies or materials, when requested, will be supplied by NMT de Mexico S.A. at cost plus 5%.

All personnel administration will be the responsibility of NMT de Mexico who will have sole authority in hiring, termination, performance reviews, bonuses, and wage increases of all workers except the supervisor appointed by the principal.

NMT de Mexico will provide all U.S. and Mexican Customs interface and the costs invoiced to the principal. Distribution and shipping service from Tijuana will be provided FOB Tijuana and costs invoiced to principal. The U.S. customs broker will bill the principal directly. Any duties declared by U.S. Customs will be added to the weekly invoices and paid by the principal.

NMT de Mexico will provide adequate insurance coverage to protect any principal equipment and materials from loss while in NMT de Mexico custody in Mexico. The principal will be responsible for providing NMT de Mexico with equipment and material costs.

In the event this agreement is terminated by the principal's actions, NMT de Mexico will attempt on a best effort basis to place workers in other NMT de Mexico operations; However, if relocation cannot be accomplished, the principal will pay all Mexican payroll and administration costs incurred by NMT de Mexico in compliance with the Mexican minimum severance laws. Three months minimum severance pay is required under Mexican law.

This agreement contains the entire understanding of the parties and supersedes any other oral or written agreements between the parties. The principal will not have the right to assign this agreement in whole or part without the express, written consent of NMT de Mexico.

In Witness, the parties hereto have agreed to the above terms and conditions and hereby execute this agreement in the State of California, in duplicate.

Signature: PATRICK W. MOORE              Signature: LOCK PIATT
          --------------------                     -------------------

    Patrick W. Moore                           Lock Piatt
------------------------------           -----------------------------
          Name                                    Name

    Chief Executive Officer                  General Manager
------------------------------           -----------------------------
          Title                                   Title

    IPAC Manufacturing, Inc.                 RPM Micro
    Tecnologias Nacionales
    Manufacureras de Mexico

Date:                                     Date: September 23, 1999
     -------------------------                 -----------------------


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

EXHIBIT C

Purchase Price

The purchase price for the assets purchased per the terms of this Asset Purchase Agreement shall be Sixteen Thousand Dollars and no cents. ($16,000.00). Plus the payment of the Aguinaldo and vacation allowance to the workers at EspejoMex estimated at Seven Thousand and no cents ($7,000.00)

The payment will be disbursed as follows:

1. Six Thousand dollars ($6,000.00) to be paid to the Sellers upon execution of the Asset Purchase Agreement; occupation of the facility; and execution of the shelter agreement with RPM Micro, plus an amount equal to Three Thousand Five Hundred dollars ($3,500.00) which Mirror USA shall cover to be used to pay for certain costs related to the labor personnel to which Mirror USA is currently obligated per the transfer of its agreement with RPM Micro and EspejoMex.

2. Five thousand dollars ($5,000) to be paid forty-five (45) days after execution of this Agreement, plus 25% of the total Aguinldo paid on the execution of the agreement estimated to be One Thousand Seven Hundred Fifty Dollars and No cents ($ 1,750.00)

3. Five thousand dollars ($5,000 to be paid one hundred twenty (120) days after execution of the Agreement, providing that the current shelter has averaged a minimum of 12 people over that period of time, plus an amount equal to One Thousand Seven Hundred Fifty Dollars and No Cents ($ 1,750.00) which Mirror USA shall cover to be used to pay for certain costs related to the labor personnel to which Mirror USA is currently obligated per the transfer of this agreement with RPM Micro and EspejoMex.

4. Seller shall have 60 days from Buyer's occupation of the facility, rent free, to export equipment owned by parties that no longer operate a shelter at the facility, contained in no more than 1,000 square feet, with the exception that those items without a Pedimento will be removed from the premises immediately. Rent shall be $1.00 per month per sq. ft. after 60 days until the equipment is moved.

Buyer will assume no debt obligations or liabilities of Seller, its Mexican contractor, or their respective owners, except as may be stated in Attachment D. If any undisclosed liabilities of the Seller or its principles or affiliates should become an obligation that Buyer must pay, such obligations will be offset against the amounts payable above. Additionally, to the extent that during the time periods referenced for payments number 2 and 3 above, if the shelter Principal averages less than 12 persons, the amounts due shall be reduced proportionally (e.g., if the average was 10 persons, the payment would be five-sixths of $3,000).

Buyer, on behalf of itself and its Mexican contractor, and their respective owners, also represents to Buyer that they are not in receipt of any notice from the current shelter Principal of any intent to discontinue its shelter activity at the facility described above, and that Seller has the approval of the shelter Principal to transfer operation of the current existing shelter activity to Buyer.


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EXHIBIT D LIABILITIES

There are no Liabilities of Seller that are to be assumed by Buyer. Seller will be responsible for all liabilities per section 6.01 of this agreement.


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